CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.’s 333-213154, 333-212585, 333-177591 and 333-219016 on Form S-8 and 333-183961 on Form S-3 of our reports dated March 15, 2019, relating to the consolidated financial statements and financial statement schedule of Avadel Pharmaceuticals plc and subsidiaries (the "Company") and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Avadel Pharmaceuticals plc for the year ended December 31, 2018.

/s/ Deloitte and Touche LLP
St. Louis, Missouri
March 15, 2019